Exhibit (B)(22)

LIMITED LIABILITY COMPANY AGREEMENT

OF

EQUISTAR GP, LLC

This Limited Liability Company Agreement (this “Agreement”) dated October 23, 2009, by Equistar LP, LLC, a Delaware Limited Liability Company, its sole member.

WHEREAS, a Certificate of Formation of Equistar GP, LLC (the “Company”) was filed with the Secretary of State of the State of Delaware on October 23, 2009; and

WHEREAS, it is desired that the orderly management of the affairs of the Company be provided for;

NOW, THEREFORE, it is agreed as follows:

ARTICLE I.

DEFINITIONS

The following terms used in this Agreement shall have the following respective meanings (unless otherwise expressly provided herein):

“Delaware Act” shall mean the Delaware Limited Liability Company Act, as the same may be amended from time to time hereafter.

“Entity” shall mean any foreign or domestic general partnership, limited partnership, limited liability company, corporation, joint enterprise, trust, business trust, employee benefit plan, cooperative or association.

“Member” shall have the meaning given to it in Article III.

“Person” shall mean any individual or Entity, and any heir, executor, administrator, legal representative, successor or assign of such “Person” where the context so admits.

ARTICLE II.

FORMATION OF THE COMPANY

2.1 Formation. On October 23, 2009, the Certificate of Formation of the Company was filed with the Secretary of State of the State of Delaware pursuant to the Delaware Act.

2.2 Name. The name of the Company is Equistar GP, LLC. If the Company shall conduct business in any jurisdiction other than the State of Delaware, it shall register the Company or its trade name with the appropriate authorities in such state in order to have the legal existence of the Company recognized.

2.3 Term. The Company and this Agreement shall continue in perpetual existence until such time as the Company’s existence has been terminated as provided herein or in the Delaware Act.

ARTICLE III.

INITIAL MEMBER

The name and place of business of the Member (the “Member”) is as follows:

Equistar LP, LLC

c/o Lyondell Chemical Company

1221 McKinney Street, Suite 700

Houston, Texas 77010

ARTICLE IV.

RIGHTS AND DUTIES OF MEMBER

4.1 Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed by, its Member.

4.2 Officers. The Member may elect the officers of the Company, who shall hold the respective offices specified by the Member for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Member. Any officer elected by the Member may be removed at any time by the Member.

ARTICLE V.

INDEMNIFICATION

5.1 Indemnification. Each Person who at any time shall be, or shall have been, a Member or officer of the Company shall be entitled to indemnification as and to the fullest extent permitted by the provisions of Delaware law or any successor statutory provisions, as from time to time amended. The foregoing right of indemnification shall not be deemed exclusive of any other rights to which such indemnified Person may be entitled as a matter of law or under this Agreement, any other agreement or otherwise, both as to any action in an official capacity and as to any action in another capacity while holding such office.

ARTICLE VI.

DISTRIBUTIONS

6.1 Distributions. From time to time, the Member may determine the amount of the Company’s cash on hand, if any, that is to be distributed, and any such amounts shall be distributed to the Member.

ARTICLE VII.

MISCELLANEOUS PROVISIONS

7.1 Application of Delaware Law. This Agreement, and the application or interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Delaware, and specifically the Delaware Act.

7.2 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

7.3 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other rights or remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

7.4 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

7.5 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

Equistar LP, LLC

By:	/s/ Craig Glidden
Name:	Craig Glidden
Title:	Executive Vice President and Chief Legal Officer

CONSENT OF SOLE MEMBER OF

EQUISTAR GP, LLC

October 23, 2009

Pursuant to Section 18-302(d) of the Delaware Limited Liability Company Act, the undersigned sole member (the “Member”) of Equistar GP, LLC, a Delaware limited liability company (the “Company”), hereby adopts the following resolutions and directs that a copy thereof be filed with the minutes of the Company:

I FORMATION DOCUMENTS

APPROVAL OF CERTIFICATE OF FORMATION

AND LIMITED LIABILITY COMPANY AGREEMENT:

RESOLVED, that the form, terms and provisions of the Certificate of Formation of the Company attached hereto as Exhibit A are hereby adopted and approved in all respects; and further

RESOLVED, that each Officer, as defined below, is hereby authorized and empowered, for and on behalf of the Company, to execute, acknowledge and file such Certificate of Formation of the Company with the Secretary of State of the State of Delaware; and

RESOLVED, that the Limited Liability Company Agreement of the Company, dated as of the date hereof, is hereby approved in all respects and that each Officer, as defined below, is hereby authorized and empowered to execute such agreement and any related agreements on behalf of the Company.

II MANAGEMENT AND GOVERNANCE MATTERS

ELECTION OF OFFICERS:

RESOLVED, that each of the following persons (“Officers”) are hereby elected to the offices of the Company set forth opposite his name, to serve in accordance with the Limited Liability Company Agreement of the Company and at the discretion of the Member, each to hold such offices until his respective successor is duly elected and qualified or until his earlier resignation or removal:

Name:	Office:
James Gallogly	President and Chief Executive Officer
Kent Potter	Executive Vice President and Chief Financial Officer
Craig Glidden	Executive Vice President and Chief Legal Officer
Edward J. Dineen	Executive Vice President
Kevin McShea	Chief Restructuring Officer
James W. Bayer	Senior Vice President
Eric A. Silva	Vice President, Information Technology
Becky Roof	Vice President, Controller, and Chief Accounting Officer

Joan K. Pike	Vice President & Chief Tax Officer
Gerald A. O’Brien	Vice President, Deputy General Counsel and Secretary
Ann P. Graves	Treasurer
Mark F. Wilson	Assistant Treasurer, Insurance
Eileen Cheng	Assistant Secretary
Cindy Gorham	Assistant Secretary
Rachel Thomas	Assistant Secretary

AUTHORITY TO EXECUTE DOCUMENTS:

RESOLVED, that, subject to the limits outlined elsewhere in these resolutions, the Officers of the Company are severally authorized and empowered in the name and on behalf of the Company to make, execute, authenticate, acknowledge and deliver any contract, agreement, release, assignment, lease, conveyance, deed, transfer of real or personal property, bill of lading, certificate of origin or other shipping document relating to the purchase and sale of raw materials or finished products, grant of public utility easement, bond, tax return, tax election, tax determination letter request, proxy, power of attorney with full and general or limited authority, with power of substitution, notice, officer’s certificate or any other instrument similar or dissimilar to the preceding, which that Officer may deem necessary or proper in connection with the business of the Company, without further act or resolution of the Member, and the Secretary and any Assistant Secretary are severally authorized and empowered to attest any such papers or documents whenever such action is necessary or appropriate.

ASSET DISPOSITION:

RESOLVED, that any Officer of the Company is severally authorized and empowered to approve the disposition or exchange of assets of the Company when the total aggregate value of the disposition or exchange does not exceed the level of the capital and capital like expenditure approval authority granted to the approving Officer.

DELEGATION OF AUTHORITY:

RESOLVED, that any Officer of the Company is severally authorized and empowered to delegate in writing to Officers, employees of the Company or other persons, including Officers and employees of Lyondell Chemical Company (“Lyondell”), all or any part of the authority to execute documents, capital expenditure authority (subject to the delegation limitations set forth under “Capital Expenditure” above) and asset disposition authority granted or subsequently granted to that Officer in this Article II and any delegation may provide for further successive delegations; and

RESOLVED, that whenever in or pursuant to these resolutions power is given to any Officer or employee of the Company to delegate that Officer’s or employee’s authority, the Officer or employee may instead make delegations in accordance with the organizational positions set forth in any organization chart issued by a staff, department or group, so that the authority delegated will be vested in whichever person holds the particular organizational position designated at any given time; and

RESOLVED, that if any Officer or employee of the Company, pursuant to these resolutions, delegates any of the authority delegated to that Officer’s or employee’s organizational position and thereafter ceases to hold that organizational position, the delegated authority nevertheless shall continue to be vested in the person or organizational position designated by the Officer or employee until expressly rescinded or modified by the Officer or employee who under or pursuant to these resolutions then would be empowered to delegate that authority to the person or organizational position or, if no Officer or employee is so empowered, by the Officer having supervisory or management authority over the staff, department or group to which the designated person is assigned or of which the designated organizational position is a part.

CASH DISBURSEMENT AND EXPENSE:

RESOLVED, that the President, the Controller and the Treasurer of the Company are severally authorized and empowered to determine and prescribe the dollar limit of delegations of authority to disburse cash and to obligate the Company for expenses or long-term commitments that do not constitute capital expenditures.

CUSTOMS MATTERS:

RESOLVED, that any Officer of the Company is severally authorized and empowered in the name and on behalf of the Company to execute powers of attorney appointing agents and attorneys with such powers as may be necessary and convenient to transact the business of the Company with Collectors of Customs, duties or tariffs, and the Company ratifies and confirms all lawful actions of such persons by virtue of the authority granted to them by these resolutions.

GOVERNMENT CONTRACTS:

RESOLVED, that, subject to the limitations contained in these resolutions, any Officer of the Company is severally authorized and empowered in the name and on behalf of the Company to execute any and all proposals, contracts, bonds and other documents relative to any business which is or may be awarded to the Company by the United States Government, any Department or Agency of the United States, or any state, municipality, or political subdivision of any state or any corresponding or similar body outside of the United States; and the Secretary and any Assistant Secretary are severally authorized and empowered to affix the corporate seal to any such papers or documents and to attest the same whenever such action is necessary or appropriate.

PUBLIC UTILITY EASEMENTS:

RESOLVED, that any Officer of the Company is severally authorized and empowered in the name and on behalf of the Company to execute documents granting to public utilities the right, privilege and authority to construct, reconstruct, operate, repair, maintain and remove their pipes, lines and other appurtenances, in, under, upon and across property owned by the Company; and the Secretary and any Assistant Secretary are severally authorized and empowered to affix the corporate seal to any such papers or documents and to attest the same whenever such action is necessary or appropriate.

REGISTERED AGENTS:

RESOLVED, that for the purpose of authorizing the Company to do business in any state, territory or dependency of the United States or any foreign country in which it is necessary or expedient for the Company to transact business, the Chief Legal Officer, General Counsel, the Secretary and any Assistant Secretary of the Company are severally authorized and empowered to appoint and substitute all necessary agents or attorneys for service of process, to designate and change the location of all necessary statutory offices and, under the corporate seal, to make and file all necessary certificates, reports, powers of attorney and any other instruments as may be required by the laws of the state, territory, dependency or country in order to authorize the Company to transact business there; and, whenever it is necessary or expedient for the Company to stop doing business there, to withdraw therefrom, to revoke any appointment of agent or attorney for service of process, and to file any certificates, reports, revocation of appointment, surrender of authority or other instruments as may be necessary to terminate the authority of the Company to do business in the state, territory, dependency or country.

III TREASURY

BANKING:

RESOLVED, that any two of the following, namely the President, the Treasurer and any Assistant Treasurer (other than the Assistant Treasurer, Insurance) acting together, are authorized to open, maintain and close accounts, including, without limitation, interest-bearing accounts, deposit accounts, money-market accounts, certificates-of-deposit, foreign currency accounts, safekeeping accounts and other similar accounts for and in the name of the Company (“Accounts”), in any bank, savings and loan association, trust company or other financial institution (a “Financial Institution”) and to authorize signatures on checks, drafts, orders, bills of exchange, bills receivable, certificates of deposit, money market instruments, repurchase agreements, commercial paper and other similar instruments (collectively, “Negotiable Instruments”) relating to the Accounts, provided that at least one of the authorizing persons is the President or the Treasurer; and

RESOLVED, that funds deposited in the Accounts may be withdrawn by electronic funds transfer or by Negotiable Instruments of the Company bearing the manual or facsimile signature of the person or persons who are from time to time authorized pursuant to the immediately preceding resolution, subject to any limitations, including maximum withdrawal amount, that may be prescribed.

NEGOTIABLE INSTRUMENTS:

RESOLVED, that the President, the Treasurer, any Assistant Treasurer (other than Assistant Treasurer, Insurance) and the Controller of the Company are severally authorized to sign and endorse Negotiable Instruments on behalf of and for the benefit of the Company.

MONEY MARKET AND PORTFOLIO SECURITIES:

RESOLVED, that the President, the Treasurer and any Assistant Treasurer (other than the Assistant Treasurer, Insurance) of the Company and any other person or persons who are authorized from time to time by any such officer, subject to any limitations, including maximum amounts, that may be prescribed, are severally authorized:

(1)	to purchase bonds, notes, stocks and other securities (collectively, “Securities”) and Negotiable Instruments in the name and on behalf of the Company and to negotiate and execute contracts relating to such purchases; and

(2)	to transfer, negotiate, pledge, sell, or otherwise dispose of Securities and Negotiable Instruments owned by the Company; to negotiate and execute contracts relating to such dispositions; to endorse or guarantee in writing such Securities and Negotiable Instruments; and to discharge the obligations of the Company under any such endorsement or guaranty; and

(3)	to deposit Securities and Negotiable Instruments owned by the Company for safekeeping and to withdraw the same from safekeeping in the manner, at the times, and upon the terms as any one of them may deem prudent and advantageous to the Company.

LETTERS OF CREDIT:

RESOLVED, that the President, the Treasurer and any Assistant Treasurer (other than the Assistant Treasurer, Insurance) of the Company are severally authorized to arrange, execute and endorse letters of credit offered on behalf of the Company and to discharge the obligations of the Company under any such letter-of-credit arrangement.

ELECTRONIC FUNDS TRANSFER SYSTEMS:

RESOLVED, that the Company is authorized to enter into agreements to use electronic funds transfer systems which will be used to transfer funds on behalf of or for the benefit of the Company, provided that approval of those agreements is in writing signed by two of the following: (i) one of either the President or the Treasurer, and (ii) another of the foregoing or any Assistant Treasurer (other than the Assistant Treasurer, Insurance); and that those electronic funds transfer systems are operated as otherwise provided in these resolutions.

BORROWING:

RESOLVED, that the President and the Treasurer of the Company are severally authorized (1) to borrow money and to obtain credit for the Company including, without limitation, capital leases (“borrowings”) from any Financial Institutions on such terms as they may deem advisable, and to make and deliver to any such Financial Institution any instruments evidencing loans or credit obtained by the Company, and (2) to make endorsements or to execute and deliver guaranties in writing of the borrowings of the Company’s subsidiaries and parent companies, whether direct or indirect, in the name of the Company; and, in either case, to pay, prepay or refinance the amount of the borrowings, in whole or in part, together with any interest, premium or any other amount due on the borrowings and, in connection with any borrowings, credit extensions, endorsement or guarantees, as security therefor, to pledge or hypothecate, with any Financial Institution, the property of the Company and any subsidiary or joint venture of the Company, including without limitation securities, inventories, supplies, real property and accounts receivable; and

RESOLVED, that the President and the Treasurer are severally authorized and empowered to delegate to any Assistant Treasurer (other than the Assistant Treasurer, Insurance) by a specific delegation in writing, the authority to draw down or borrow and to make payments or prepayments under credit facilities, lines of credit or other debt instruments that have been approved by one or more of the President and the Treasurer pursuant to the foregoing resolution; and

RESOLVED, that the President, the Treasurer, the Controller and any Assistant Treasurer (other than the Assistant Treasurer, Insurance) are severally authorized and empowered to execute, authenticate, acknowledge and deliver notices, officer’s certificates and other instruments which that Officer may deem necessary or proper in order to discharge the obligations of the Company under any previously authorized borrowing or credit arrangements or to otherwise carry out the intent and purpose of the foregoing resolutions, and the Secretary and any Assistant Secretary are severally authorized and empowered to affix the corporate seal to any such instruments and to attest the same whenever such action is necessary or appropriate; and

RESOLVED, that, notwithstanding anything stated or implied to the contrary in the resolutions above, separate prior Member approval shall be required in connection with any financing transaction or series of related transactions in an amount in excess of $100 million, except that separate prior Member approval shall not be required in the case of debt repayments, early retirement of debt, or refinancing of existing debt as long as each such transaction or series of related transactions does not increase the Company’s indebtedness by more than $100 million.

CASH MANAGEMENT:

RESOLVED, that the President, the Treasurer and any Assistant Treasurer (other than the Assistant Treasurer, Insurance) of the Company are severally authorized to use electronic funds transfer systems as follows:

(1)	to make payments in connection with duly authorized debt of the Company, dividends or contributions;

(2)	to transfer funds of the Company among the Accounts in one or more Financial Institutions;

(3)	to transfer funds of the Company from the Accounts for the purchase of Securities and, Negotiable Instruments that have been approved under authorizations granted under these resolutions;

(4)	to transfer funds of the Company from the Accounts for the payment of obligations when supported by a disbursement request by an authorized officer or employee otherwise granted disbursement authorization pursuant to resolutions of the Member; and

(5)	to initiate, amend, cancel, confirm or verify the authenticity of instructions for funds transfers and electronic payments, whether given orally, electronically or by facsimile instructions.

GUARANTIES:

RESOLVED, that the President, the Treasurer, the Controller of the Company are, without further act or resolution of the Member, severally authorized and empowered in the name and on behalf of the Company to make, execute, authenticate, acknowledge and deliver instruments of guaranty (except as to guaranties authorized for issuance under the preceding “Borrowing” resolutions) which have the purpose of guaranteeing the performance or obligations of subsidiary and parent companies, whether direct or indirect, or which have the purpose of serving as customs guaranties or similar support arrangements relating to governmental and regulatory obligations; this authority being in addition to authority granted by the Member to make endorsements or to guarantees in writing indebtedness of the Company and its subsidiaries, and the Secretary and any Assistant Secretary are severally authorized and empowered to affix the corporate seal to any instrument and to attest the same whenever that action is necessary or appropriate.

INSURANCE:

RESOLVED, that the President, the Treasurer, the Controller and the Assistant Treasurer, Insurance of the Company are severally authorized and empowered to exercise all powers and to execute and deliver, in the name and on behalf of the Company, applications and ancillary administrative agreements relating to all lines of insurance, including group insurance, and any renewals of insurance, as may be required under any applicable law and regulation or as the authorized persons deem necessary or appropriate for the conduct of the Company’s business; and

RESOLVED, that the President, the Treasurer, the Controller and the Assistant Treasurer, Insurance of the Company are severally authorized and empowered in the name and on behalf of the Company, to take any further action and to execute any additional instruments as they may deem necessary, appropriate or desirable to carry out the intent and purpose of the foregoing resolution.

INTERCOMPANY TRANSACTIONS:

RESOLVED, that the President, any Vice President, the Treasurer and any Assistant Treasurer (other than the Assistant Treasurer, Insurance) of the Company are severally authorized and empowered to (a) establish loans and other financing arrangements (including netting arrangements) to, from, between and/or among the Company, its subsidiaries and parent companies, (b) execute and deliver instruments evidencing such intercompany transactions and (c) borrow, drawdown, pay or prepay the principal amount of the borrowings, in whole or in part, together with any interest, premium or any other amount due on the borrowings; and

RESOLVED, that the President, any Vice President, the Treasurer and any Assistant Treasurer (other than the Assistant Treasurer, Insurance) of the Company are severally authorized and empowered to execute, acknowledge and deliver notices, officer’s certificates and other instruments which that officer may deem necessary or proper in order to discharge the obligations of the Company under any previously authorized borrowing or to otherwise carry out the intent and purpose of the immediately preceding resolution.

DELEGATION OF AUTHORITY:

RESOLVED, that any officers of the Company are severally authorized and empowered to delegate in writing to officers, employees of the Company or other persons, all or any part of the authority granted to that officer under the preceding “Treasury” resolutions, and any delegation may provide for further successive delegations, except for (a) the first resolution of the preceding “Banking” resolutions, (b) the preceding “Electronic Funds Transfer Systems” resolution and (c) the first resolution of the preceding “Borrowing” resolutions, unless authorization for delegation is otherwise granted in connection with such resolutions; and

RESOLVED, that whenever in or pursuant to the resolutions under the preceding “Treasury” resolutions power is given to any Officer or employee of the Company to delegate that Officer’s or employee’s authority, the Officer or employee may instead make delegations in accordance with the organizational positions set forth in an organization chart issued by a staff, department or group, so that the authority delegated will be vested in whichever person holds the particular organizational position designated at any given time; and

RESOLVED, that if any Officer or employee of the Company, pursuant to these resolutions, delegates any of the authority delegated to that Officer’s or employee’s organizational position and thereafter ceases to hold that organizational position, the delegated authority nevertheless shall continue to be vested in the person or organizational position designated by the Officer or employee until expressly rescinded or modified by the Officer or employee who, under or pursuant to these resolutions, then would be empowered to delegate that authority to the person or organizational position, or, if no Officer or employee is so empowered, by the Officer having supervisory or management authority over the staff, department or group to which the designated person is assigned or of which the designated organizational position is a part.

IV TAX

GENERAL SIGNING AUTHORITY:

RESOLVED, that:

Name	Title
Joan K. Pike	Vice President & Chief Tax Officer
Stephen R. Wessels	Senior Tax Counsel

are severally authorized and empowered in the name of and on behalf of the Company (in addition to and not in limitation of any other powers or authority elsewhere conferred upon these individuals)

to make, prepare, execute, authenticate, acknowledge, deliver and file any tax returns, information reports, annual reports, ad valorem reports, renditions, applications, elections, waivers, consents, protests, compromises, settlements, extensions, agreements, bonds, powers of attorney, affidavits or other documents of any kind relating to the federal, state, local, foreign or other jurisdiction’s (or any political subdivision of any of the foregoing) income, franchise, capital stock, property, ad valorem, sales and use, excise, motor fuel, severance, value added tax or other tax liabilities and affairs of the Company, to pay or cause to be paid any and all taxes, to apply for any refund of or extension of time to report and pay any and all taxes, to file any protests, to act for and represent the Company with respect to the Company’s tax affairs and interests in any tax partnership in which the Company is a member or participant, and generally to appear on behalf of, represent, and perform any other act relating to the tax liabilities or affairs of the Company; and

RESOLVED, that the Chief Tax Officer and the Controller are severally authorized and empowered in the name of and on behalf of the Company to make, execute, authenticate, acknowledge and deliver any tax determination letter request; and

RESOLVED, that the Secretary and any Assistant Secretary of the Company are severally authorized and empowered in the name and on behalf of the Company to affix the corporate seal to any tax return, election, waiver, consent, compromise, settlement or other document relating to taxes in connection with the Company’s business; and

RESOLVED, that in the event any of the aforementioned individuals authorized by these resolutions to execute or file tax returns or other documents, or otherwise to represent and act for the Company with respect to tax related matters, is replaced in his or her position by a successor, or in the event the functions and responsibilities of any the positions are transferred in substantial part to another person, then all of the powers, authorities and authorizations hereinabove conferred upon the individual shall be, and the same are, conferred upon the successor or other person, without any further act of the Company being required.

DELEGATION OF AUTHORITY:

RESOLVED, that the Chief Tax Officer and the Controller of the Company are severally authorized and empowered to delegate in writing to Officers, employees of the Company or other persons, all or any part of the authority granted to that Officer under the preceding “Tax” resolutions and any delegation may provide for further successive delegations; and

RESOLVED, that whenever in or pursuant to these resolutions power is given to any Officer or employee of the Company to delegate that Officer’s or employee’s authority, the Officer or employee may instead make delegations in accordance with the organizational positions set forth in any organization chart issued by a staff, department or group, so that the authority delegated will be vested in whichever person holds the particular organizational position designated at any given time; and

RESOLVED, that if any Officer or employee of the Company, pursuant to these resolutions, delegates any of the authority delegated to that Officer’s or employee’s organizational position and thereafter ceases to hold that organizational position, the delegated authority nevertheless shall continue to be vested in the person or organizational position designated by the Officer or employee until expressly rescinded or modified by the Officer or employee who under or pursuant to these resolutions then would be empowered to delegate that authority to the person or organizational position, or, if no Officer or employee is so empowered, by the Officer having supervisory or management authority over the staff, department or group to which the designated person is assigned or of which the designated organizational position is a part.

V CORPORATE SECRETARY

AUTHORITY TO EXECUTE DOCUMENTS:

RESOLVED, that the Secretary, and any Assistant Secretary, are severally authorized and empowered in the name and on behalf of the Company to affix the corporate seal to papers and documents and to attest the same where the action is necessary or appropriate and to make, execute, authenticate, and deliver any certificate, verification, registration, affidavit, return, proxy or any other instrument similar or dissimilar to the preceding without further act or resolution of the Member.

AUTHORITY TO ESTABLISH SUBSIDIARIES AND AFFILIATES:

RESOLVED, that, notwithstanding anything stated or implied to the contrary in any of the foregoing resolutions, the Secretary, and any Assistant Secretary designated by the Secretary, are severally authorized and empowered to (1) establish, organize or dissolve any subsidiaries or other affiliate entities, including, without limitation, corporations, limited partnerships, general partnerships, limited liability companies and any other entities, that the Secretary, or any designated Assistant Secretary, may deem necessary or proper in connection with the business and affairs of the Company; (2) appoint or act as incorporator, initial partner or other organizer of such subsidiaries or affiliate entities, and appoint the first board of directors, partners or other governing body of such subsidiaries or affiliate entities; (3) make filings with applicable governmental authorities as the Secretary, or any designated Assistant Secretary, may deem proper, (4) appoint and revoke agents or attorneys for service of process; and (5) take such other actions as in the judgment of the Secretary, or any designated Assistant Secretary, may be necessary or advisable in order to carry out the intent and purpose of this resolution.

VI INTELLECTUAL PROPERTY

PATENT APPLICATIONS, TRADEMARKS AND COPYRIGHTS:

RESOLVED, that the General Counsel and the Chief Patent Counsel of Lyondell are severally authorized and empowered to represent the Company, and to execute documents in the name and on behalf of the Company as required in connection with patent, trademark and copyright matters of the Company and its subsidiaries, and to delegate, with power to re-delegate, in writing all or part of the authority granted hereto to any Officer or employee of the Company or any other person.

VII INDEMNIFICATION

INDEMNIFICATION OF EMPLOYEES AND AGENTS-TERMS AND CONDITIONS:

RESOLVED, that the Company hereby establishes a procedure for granting rights of indemnification to any director, officer, employee or agent of the Company and its subsidiaries by authorizing, empowering and directing the Executive Vice President and Chief Legal Counsel of Lyondell to receive, consider and approve or disapprove, as the circumstances warrant, requests for indemnification or advancement of related expenses from such persons to the fullest extent authorized by Section 145 of the General Corporation Law of the State of Delaware and to determine the terms and conditions for the payment of such indemnification and the advancement of such expenses.

IN WITNESS WHEREOF, the undersigned has executed this consent as of the date first written above.

Equistar LP, LLC

By:	/s/ Craig Glidden
Name:	Craig Glidden
Title:	Executive Vice President and Chief Legal Officer

Signature Page for Consent of Sole Member of Equistar GP, LLC

EXHIBIT A

Certificate of Formation